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                                 EXHIBIT (a)(4)


                   NEW CHINA HOMES, LTD. ANNOUNCES SHAREHOLDER
                      APPROVAL OF GOING PRIVATE TRANSACTION

BOCA RATON, FL - MARCH 19, 2003 - New China Homes, Ltd., (NASDAQ:NEWC) today announced that its shareholders approved the proposal to redomicile the Company from the Cayman Islands to the British Virgin Islands followed by a merger of the Company into Zhongshan Developments Limited, a new British Virgin Islands company, which will continue the business of the Company and will survive the merger. The Company's shareholders voted on the going private proposal at a special meeting of shareholders held on March 18, 2003. In poll voting, the proposal received favorable votes of 96.47% of the shares represented and voting (in person or by proxy) at the shareholder meeting, which exceeded the two-thirds vote (of the votes properly represented and cast at the meeting) required to approve the transaction.

         The Company anticipates that the effective date of the redomicile and merger will occur within the next few weeks. Zhongshan Developments Limited will send instructions as soon as possible after the effective date of the redomicile and merger to the Company's former shareholders and warrant holders concerning how they may receive any cash payment to which they are entitled.

         As soon as possible after the effective date of the redomicile and merger, the parties will file a Form 15, Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934, with the Securities and Exchange Commission.

ABOUT NEW CHINA HOMES, LTD.

            New China Homes, Ltd., is the developer of California Gardens, a planned residential suburban community located on an approximately 350 acre site in northwest Shanghai. California Gardens has received critical acclaim for its innovative design, and has been frequently cited as an excellent example of the significant accomplishments in residential development under China's housing reform program. Among its many awards is the Most Recommended Housing Project presented by various professional and government agencies.

            Over 2,300 homes have been sold or are under contract to be sold at the California Gardens development, with a total projection of approximately 8,161 homes for the completed development.

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Except for the factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties that are difficult to predict. Such risks and uncertainties include but are not limited to, changes in local market conditions, government regulations, lagging home sales growth, ability to obtain mortgage financing. Words and expressions reflecting optimism and satisfaction with current prospects as well as words such as "believe," "expects," "plans," "anticipates," "projects" "estimates," and variations thereof, identify forward looking statements, but their absence does not mean that a statement is not forward looking. Reference is also made to other factors set forth in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors," and other sections of the Company's Form-20-F. These forward looking statements speak only as of the date of this release, and the Company undertakes no obligation to publicly update any forward looking statements to reflect new information, events or circumstances after the date of this release.

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